EXHIBIT 23.6

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consent to the references to us under the captions “Business and Properties” in Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-164551) of Resaca Exploitation, Inc.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

March 31, 2010